Exhibit 10.1

CONSENT AND WAIVER

This Consent and Waiver (the “Agreement”), dated as of May 4, 2026, by and between RenX Enterprises Corp. (the “Company”) and __________ (the “Holder”).

WHEREAS, on February 17, 2026 (the “Closing Date”), the Company issued in a private placement (the “Private Placement”), pursuant to that Securities Purchase Agreement (the “Purchase Agreement”), dated February 12, 2026, entered into by and between the Company, the Holder and certain other investors, (i) Senior Convertible Notes (“Notes”) in the aggregate principal amount of $6,042,985.39, and (ii) warrants (collectively, the “Warrants”) to purchase an aggregate of 1,937,598 shares of Company’s common stock, par value $0.001 (the “Common Stock”), of which (a) Warrants to purchase 1,075,264 shares of Common Stock were exercisable immediately upon issuance and (ii) Warrants to purchase 862,334 shares of Common Stock (the “Second Warrants”) cannot be exercised unless and until Stockholder Approval (as defined in the Second Warrants) is obtained;

WHEREAS, pursuant to the Second Warrants, the Company agreed to file a proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) within forty-five days of the Closing Date (the “Initial 14A Filing Deadline”) and to hold a meeting of its stockholders (the “Stockholder Meeting”) no later than ninety days after the Closing Date (the “Initial Stockholder Meeting Deadline”) for the purpose of obtaining the Stockholder Approval required by the Second Warrants, both of which deadlines were extended by twenty-eight (28) days pursuant to that Consent and Waiver entered into by and between the Company and Holder on April __, 2026  (the “Consent and Waiver”); and

WHEREAS, on April 30, 2026, the Company and Holder entered into a securities purchase agreement (the “April Purchase Agreement”) with the Holder and certain other investors related to a private placement transaction of Senior Convertible Notes (“April Notes”) and warrants (“April Warrants”) to purchase shares of the Company’s Common Stock.

WHEREAS, pursuant to the April Purchase Agreement, the Company (i) issued and sold to the Holder and such other investors, at the initial closing on May 4, 2026 (the “Initial Closing Date”), April Notes in the aggregate principal amount of $6,300,000 (the “Initial April Notes”) and April Warrants (the “Initial April Warrants”) to purchase an aggregate of 3,917,099 shares of Common Stock, (ii) agreed to issue and sell to the Holder and such other investors, at a second closing, April Notes in the aggregate principal amount of $6,700,000 (the “Second Notes”) and April Warrants (the “Second April Warrants”) to purchase an aggregate of 4,165,805 shares of Common Stock after effectiveness of a registration statement registering the shares of Common Stock issuable upon conversion of the Initial Notes and the Second Notes (calculated based on the initial conversion price of $2.895) and the shares of Common Stock issuable upon exercise of the Initial Warrants and the Second Warrants; and (iii) agreed to sell and issue to the Holder and such other investors, additional April Notes in the aggregate principal amount of up to $87,000,000 (the “Additional April Notes”) and April Warrants (the “Additional April Warrants”) to purchase an aggregate of 54,093,267 shares of Common Stock from time to time as determined by the Company and the Purchasers, subject to the Company’s and the Purchasers’ mutual consent to such sales and issuances and certain conditions being met;

WHEREAS, pursuant to the April Purchase Agreement, the Company agreed to hold a meeting of stockholders at the earliest practical date after the Initial Closing Date (and in no event later than 60 days after the Initial Closing Date) and use its reasonable best efforts to obtain the Stockholder Approval (as defined in the April Purchase Agreement);

WHEREAS, the Company and the Holder desire to include the Stockholder Approval required pursuant to the April Purchase Agreement in the Proxy Statement which is soliciting the Stockholder Approval required pursuant to the Second Warrants; and

WHEREAS, the Company and the Holder now desire to further extend the Initial 14A Filing Deadline for the Stockholder Approval required by the Second Warrants by an additional five (5) calendar days (as so extended, the “Extended Initial 14A Filing Deadline”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

1. The Company and the Holder each hereby agree that the Initial 14A Filing Deadline shall be further extended by five (5) calendar days to the Extended Initial 14A Filing Deadline, which for the avoidance of doubt extends the filing deadline of the preliminary proxy statement to May 6, 2026.

4. Except as set forth in this Agreement, all other covenants, representations, warranties, agreements, terms and conditions of the Consent and Waiver remain in full force and effect, in accordance with the terms set forth therein.

5. The execution, delivery and performance by the Holder of this Agreement has been duly authorized by all necessary action on the part of the Holder. This Agreement has been duly executed by the Holder.

6. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed by the Company.

7. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the provisions of the Purchase Agreement.

8. This Agreement may only be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and each of the Holders, on the other hand.

9. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Agreement.

10. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective against an executing party when a counterpart has been signed and delivered by such party to another party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

RENX ENTERPRISES CORP.

By:
Name:	Nicolai Brune
Title:	Chief Financial Officer

By:
Name:
Title: